Exhibit 10.1
Written Description of Non-employee Director Compensation

Each non-employee Director is paid an annual retainer of $40,000 (except the Lead Director, who receives a $45,000 retainer), plus an annual grant of 1,000 shares of the Company’s stock.  The stock is granted under the Company’s 2007 Equity Incentive Plan.